EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

Atlantis Plastics Announces Proposed Private Offering
of $125 Million of Senior Subordinated Notes

     Atlanta, GA — January 18, 2005 — Atlantis Plastics, Inc. (Amex: AGH) today announced that it intends to offer $125 million of Senior Subordinated Notes due 2012 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate to be determined at the time of the pricing of the offering.

     The company intends to use the proceeds of the offering, together with borrowings under an amended and restated credit facility, to repay its existing senior secured debt; to pay a special dividend to its shareholders of up to $118 million; and to pay related fees and expenses. The payment of the proposed dividend is contingent on the completion of the offering and the company’s reincorporation into Delaware. Therefore there can be no assurance that the company will pay the proposed dividend. If the company does not reincorporate into Delaware, it intends to pay a special dividend equal to the amount permissible under Florida law, which would have been approximately $68.0 million if the dividend were issued based on the company’s shareholders’ equity as of September 30, 2004. If the company were to pay this smaller dividend, the company would use the remaining net proceeds from the sale of the notes for general corporate purposes.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be offered. The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Atlantis

     Atlantis Plastics, Inc. is a leading U.S. manufacturer of high quality specialty plastic films and custom molded and extruded plastic products used for storage and transportation, food service, appliance, automotive, commercial and consumer applications. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.